Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164606 of Mead Johnson Nutrition Company on Form S-8 of our report dated June 29, 2011 appearing in this Annual Report on Form 11-K of the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan for the year ended December 31, 2010.

/s/ Blackman Kallick, LLP

Chicago, Illinois

June 29, 2011